Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2017 First Quarter Financial Results
and Agreement to Acquire Interests in Iroquois and PNGTS

Houston, Texas – May 4, 2017 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported first quarter 2017 net income attributable to controlling interests of $75 million and distributable cash flow of $92 million.
"The Partnership's assets continued their solid performance during the first quarter of 2017," said Brandon Anderson, President of TC PipeLines, LP, Inc.  "Our pipelines reliably served their markets with natural gas to heat homes and provide power during the recent winter period.  This was reflected in our stable cash flow and earnings providing ongoing value to our unitholders."
"We have also reached agreements to purchase a 49.3 percent interest in the Iroquois Gas Transmission System, L.P. from TransCanada together with TransCanada's remaining 11.8 percent interest in PNGTS for a total price of $765 million," added Anderson.  "This accretive transaction underscores our ability to assist TransCanada in financing its large capital program on a cost competitive basis.  Based on the anticipated increased cash flow following this acquisition, we expect to again recommend a six percent increase in our distribution in July.  We believe that this and future dropdowns will underpin our growth in the years to come and provide our unitholders with a continued source of long-term, stable cash flow."
First Quarter Highlights (All financial figures are unaudited)
o
Agreed to purchase a 49.3% interest in Iroquois Gas Transmission System (Iroquois) and remaining 11.8 percent interest in Portland Natural Gas Transmission System (PNGTS) from TransCanada for $765 million

o	Generated net income attributable to controlling interests of $75 million
o	Paid cash distributions of $90 million including $22 million paid to Class B units
o	Declared cash distributions of $0.94 per common unit
o	Generated distributable cash flow of $92 million
o	Raised net proceeds of approximately $71 million in common equity through the Partnership's At-the-Market (ATM) equity issuance program and through a General Partner contribution
The Partnership's financial highlights for the first quarter of 2017 compared to the same period of 2016 were:
	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2017	2016
Net income	75	73
Net income attributable to controlling interests	75	73
Net income per common unit – basic and diluted (a)	$1.05	$1.10

Cash distributions paid	(68)	(60)
Class B distribution paid	(22)	(12)
Cash distribution declared per common unit	$0.94	$0.89

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	113	111
Distributable cash flow (b)	92	95

Weighted average common units outstanding – basic and diluted (millions)(c)	68.3	64.4

Common units outstanding, end of period (millions) (c)	68.6	64.7

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(b)
Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled "Non-GAAP Measures" and the Supplemental Schedule for further detail.

(c)	Under the ATM program, the Partnership issued 1,197,749 units during the period ended March 31, 2017.
Recent Business Developments
Cash Distributions – On April 25, 2017, the board of directors of our General Partner declared the Partnership's first quarter 2017 cash distribution in the amount of $0.94 per common unit payable on May 15, 2017 to unitholders of record as of May 5, 2017. The declared distribution to our General Partner will include a $1 million distribution for its effective two percent general partner interest and an incentive distribution rights (IDRs) payment amounting to $2 million for a total first quarter 2017 distribution of $3 million.
Great Lakes Rate Case - Great Lakes is required to file a new section 4 rate case with rates effective no later than January 1, 2018 as part of the settlement agreement with customers approved on November 2013. On March 31, 2017, Great Lakes submitted a General Section 4 Rate Filing and Tariff Changes with FERC. The rates proposed in the filing will be effective on October 1, 2017, subject to refund, if alternate resolution to the proceeding is not reached prior to that date. Great Lakes has initiated customer discussions regarding the details of the filing and will seek to achieve a mutually beneficial resolution through settlement with its customers.
2017 Acquisition – On May 3, 2017, the Partnership entered into agreements to purchase from subsidiaries of TransCanada a 49.34 percent interest in Iroquois, including a future option to acquire a further 0.66 percent in Iroquois, together with an additional 11.81 percent interest in PNGTS resulting in the Partnership owning a 61.71 percent in PNGTS (2017 Acquisition). The total purchase price of the 2017 Acquisition is $765 million comprised of $597 million in cash and the assumption of a total $168 million of proportional Iroquois and PNGTS debt.  The Partnership expects to fund the cash portion of the transaction through a combination of debt and equity issuances including proceeds from our ATM Program and borrowing under our Senior Credit Facility. The transaction is expected to close mid-2017.
The Iroquois pipeline transports natural gas under long-term contracts and extends from the TransCanada Mainline system at the U.S. border near Waddington, New York to markets in the U.S. northeast, including New York City, Long Island and Connecticut.  Iroquois is currently jointly owned by affiliates of TransCanada Corporation and Dominion Resources, Inc. via a joint venture. Both the Iroquois and PNGTS pipelines are critical natural gas infrastructure systems in the Northeast U.S. market and the addition of Iroquois to the Partnership's asset portfolio will further diversify its cash flow.
The transaction was approved by the Board of Directors of the General Partner based on approval and recommendation from the Board's Conflicts Committee, which is comprised entirely of independent directors. In connection with the transaction, Evercore served as independent financial advisor to the Conflicts Committee. Latham & Watkins served as legal counsel to the Conflicts Committee and Vinson & Elkins served as legal counsel to the Partnership. Wood Mackenzie served as commercial and market advisor to the Conflicts Committee.

Results of Operations
For the three months ended March 31, 2017, our net income attributable to controlling interests and EBITDA each increased by $2 million compared to the same period in 2016.  The increase was the result of higher revenues on GTN partially offset by an increase in GTN's operational costs.
Distributable cash flow decreased by $3 million in the first quarter of 2017 compared to the same period in 2016 primarily due to higher maintenance capital expenditures, the majority of which related to major compression equipment overhauls on GTN's pipeline systems.
Cash Flow Analysis
The Partnership's net cash provided by operating activities decreased by $10 million for the three months ended March 31, 2017 compared to the same period in 2016 primarily due to lower distributions from Great Lakes in 2017. Distributions received in the first quarter of 2016 from Great Lakes were higher than on a run-rate basis due to the resolution of certain regulatory proceedings in the fourth quarter of 2015 which inflated its results during that period and resulted in higher cash flow which was paid to the Partnership in the first quarter of 2016 and not applicable in the first quarter of 2017 (see our Annual Report on the Form 10-K for the year ending December 31, 2016).
Net cash used in investing activities decreased by $197 million in the three months ended March 31, 2017 compared to the same period in 2016.  On January 1, 2016, we invested $193 million to acquire a 49.9 percent interest in PNGTS and there were no large capital expenditures in the three months ended March 31, 2017.
The Partnership's net cash provided by financing activities decreased by $186 million in the three months ended March 31, 2017 compared to the same period in 2016 primarily due to the net effect of:
·	$195 million decrease in issuances of debt;
·	$25 million increase in debt repayments;
·	$52 million increase in ATM equity issuances;
·	$8 million increase in distributions paid to our common units including our General Partner's effective two percent share and its related IDRs; and
·	$10 million increase in distributions paid to Class B units.
At March 31, 2017, the Partnership's available borrowing capacity under its $500 million credit facility was $390 million.
Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
·	EBITDA
·	Total distributable cash flow
·	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization and net income attributable to non-controlling interests and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.

Total distributable cash flow includes EBITDA plus:
·	Distributions from our equity investments
less:
·	Earnings from our equity investments,
·	Equity allowance for funds used during construction (Equity AFUDC),
·	Interest expense,
·	Distributions to non-controlling interests, and
·	Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN's distributable cash flow for the year ended December 31, 2017 less $20 million (2016 - less $20 million).
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow" included at the end of this release.
Conference Call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.478.9326 on Thursday, May 4, 2017 at 10:00 a.m. central time (CDT)/11:00 a.m. eastern time (EDT). Brandon Anderson, President of the General Partner, will discuss the first quarter financial results and provide an update on the Partnership's business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership's website under "Events and Presentations" prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on May 11, 2017, by calling 800.408.3053, then entering pass code 8298744.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in seven federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Eastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to costs of compliance with newly enacted regulations, the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, potential of claims for rescission in connection with certain sales under our ATM program, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control,  disruption in the debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2016 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Mark Cooper/James Millar
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended
(unaudited)	March 31,
(millions of dollars, except per common unit amounts)	2017	2016

Transmission revenues	89	86
Equity earnings	43	42
Operation and maintenance expenses	(12)	(10)
Property taxes	(5)	(5)
General and administrative	(2)	(2)
Depreciation	(22)	(21)
Financial charges and other	(16)	(17)
Net income	75	73

Net income attributable to controlling interests	75	73

Net income attributable to controlling interest allocation
Common units	72	71
General Partner	3	2
	75	73

Net income per common unit – basic and diluted (a)	$1.05	$1.10

Weighted average common units outstanding – basic and diluted (millions)	68.3	64.4

Common units outstanding, end of period (millions)	68.6	64.7

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ended December 31, 2017, the amount allocable to the Class B units is equal to 30 percent of GTN's annual distributable cash flow, less the threshold amount of $20 million (2016 - $20 million).  During the three months ended March 31, 2017 and 2016, no amounts were allocated to the Class B units as the annual threshold of $20 million have not been exceeded.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets
(unaudited)
(millions of dollars)	March 31, 2017	December 31, 2016

ASSETS
Current Assets
Cash and cash equivalents	60	50
Accounts receivable and other	34	37
Distribution receivable from affiliate	2	3
Inventories	7	7
Other	4	5
	107	102
Equity investments	1,062	1,044
Plant, property and equipment
(Net of $914 accumulated depreciation; 2016 - $892)	1,866	1,881
Goodwill	130	130
Other assets	1	1
	3,166	3,158

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	24	27
Accounts payable to affiliates	6	7
Accrued interest	13	9
Current portion of long-term debt	23	23
	66	66
Long-term debt	1,786	1,835
Other liabilities	28	28
	1,880	1,929
Common units subject to rescission (a)	64	83

Partners' Equity
Common units	1,098	1,002
Class B units	95	117
General partner	28	27
Accumulated other comprehensive loss	1	-
Controlling interests	1,222	1,146
	3,166	3,158

(a)
In connection with the late filing of an employee-related Form 8-K with the SEC, we may have been ineligible to use the then-effective shelf registration statement upon the filing of our 2015 Form 10-K. As a result, it was determined that the 1.6 million common units that were issued from March 8, 2016 to May 19, 2016, inclusive, under our ATM program may have a rescission right for an amount equal to the purchase price paid for the units, plus statutory interest and less any distributions paid, upon the return of the units to us.  No unitholder has claimed or attempted to exercise any rescission rights to date and these rights expire one year from the date of purchase of the units.

At December 31, 2016, $83 million was recorded as Common units subject to rescission on the consolidated balance sheet.  This represents all of the 1.6 million common units sold under the ATM program from March 8, 2016 to May 19, 2016, inclusive, which may be subject to rescission rights. The separation on the balance sheet places these units outside of equity given the potential redemption feature which is not within the control of the Partnership.

At March 31, 2017, $19 million of the Common units subject to rescission on the consolidated balance sheet was reclassified back to equity. The amount reclassified represents the net proceeds received from the 0.4 million units sold from March 8, 2016 up to and including March 31, 2016 as the rescission rights attached to these units have expired.

The residual amount of common units subject to rescission as of March 31, 2017 was approximately $64 million which includes interest less distributions paid and includes our General Partner's share to maintain its effective two percent interest.

For more information, refer to our 2016 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2017 as filed with the SEC.

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows
	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017	2016

Cash Generated From Operations
Net income	75	73
Depreciation	22	21
Amortization of debt issue costs reported as interest expense	-	1
Equity earnings from equity investments (a)	(43)	(42)
Distributions received from operating activities of equity investments (a)	31	41
Change in operating working capital	5	6
	90	100
Investing Activities
Investment in Great Lakes	(4)	(4)
Acquisition of PNGTS	-	(193)
Capital expenditures	(7)	(11)
	(11)	(208)
Financing Activities
Distributions paid	(68)	(60)
Distributions paid to Class B units	(22)	(12)
Common unit issuance, net	71	-
Common unit issuance subject to rescission, net	-	19
Long-term debt issued, net of discount	-	195
Long-term debt repaid	(50)	(25)
	(69)	117
Increase/(decrease) in cash and cash equivalents	10	9
Cash and cash equivalents, beginning of period	50	39
Cash and cash equivalents, end of period	60	48

(a)
In August 2016, the FASB issued ASU No. 2016-15 "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," an amendment of previously issued guidance, which intends to reduce diversity in practice as to how certain transactions are classified in the statement of cash flows. The new guidance is effective January 1, 2018, however as early adoption is permitted, the Partnership elected to retrospectively apply this guidance effective December 31, 2016. The Partnership has elected to classify distributions received from equity method investees using the nature of distributions approach as it is more representative of the nature of the underlying activities of the investees that generated the distributions. As a result, certain comparative period distributions, received from equity method investees, amounting to $8 million for the three months ended March 31, 2016 have been reclassified from investing activities to cash generated from operations in the consolidated statement of cash flows.

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow
	Three months ended
(unaudited)	March 31,
(millions of dollars)	2017	2016
Net income	75	73

Add:
Interest expense	16	17
Depreciation and amortization	22	21

EBITDA	113	111

Add:
Distributions from equity investments (a)
Northern Border	20	23
Great Lakes	20	17
PNGTS (b)	5	6
	45	46
Less:
Equity earnings:
Northern Border	(19)	(18)
Great Lakes	(17)	(15)
PNGTS (b)	(7)	(9)
	(43)	(42)
Less:
Interest expense	(16)	(17)
Maintenance capital expenditures (c)	(4)	(1)

Total Distributable Cash Flow	95	97
General Partner distributions declared (d)	(3)	(2)
Distributions allocable to Class B units (e)	-	-
Distributable Cash Flow	92	95

(a)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(b)
Our equity investee PNGTS has $23 million of senior secured notes due in 2017, of which the Partnership's share is approximately $11 million. PNGTS' debt repayments are not funded with cash calls to its owners as PNGTS has historically funded its scheduled debt repayments and other cash needs such as tax payments, by adjusting its available cash for distribution, which effectively reduces the net cash that we receive as distributions from PNGTS.  The distribution reported from PNGTS represents our 49.9 percent share of distributions from PNGTS' available cash before our proportionate share of the total debt repayment of PNGTS.

(c)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures for our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(d)	Distributions declared to the General Partner for the three months ended March 31, 2017 included an incentive distribution of approximately $2 million (2016 – $1 million).
(e)
During the three months ended March 31, 2017, 30 percent of GTN's total eligible distributions was $10 million (2016 - $11 million), therefore, no distributions were allocated to the Class B units as the threshold level of $20 million has not been exceeded. Currently, we expect the 2017 threshold will be exceeded in the third quarter of 2017.